Exhibit 10.18

CHANGE IN CONTROL AGREEMENT

   This CHANGE IN CONTROL AGREEMENT (the “Agreement”) is made and entered into as of the 23rd day of December, 2009 by and between CITIZENS FINANCIAL BANK (the “Bank”), a federally chartered savings bank, and DALE S. CLAPP (the “Executive”), who is currently a resident of the State of Indiana.

R E C I T A L S:

   WHEREAS, the Executive is presently employed as a senior executive officer of the Bank; and

WHEREAS, in the event that the Bank or CFS Bancorp, Inc. (the “Company”), which is the parent company for the Bank, desires to consider, or is confronted with, the possibility of a transaction that could result in a change in control of either the Company or the Bank, the Board of Directors of the Bank believes that such a transaction could be a distraction to the Executive and could cause the Executive to consider alternative employment opportunities; and

WHEREAS, the Bank also believes that, in the event of a possible change in control transaction, continuity and input of the Bank’s management will be essential to the ability of the respective Boards of Directors of the Company and the Bank to evaluate such a transaction in the best interests of their respective shareholders; and

WHEREAS, the Board of Directors of the Bank has determined that it is in the best interests of the Bank to assure that the Bank will have the continued dedication, objectivity and service of the Executive in the event of the possibility, threat or occurrence of such a change in control transaction; and

WHEREAS, the Board of Directors of the Bank further believes that it is in the best interests of the Bank to provide the Executive with change in control payments under certain circumstances following a change in control transaction and to have the Bank receive and have the benefit of certain covenants from the Executive relating to, among other matters, non-disclosure of confidential information, non-competition and non-solicitation.

   NOW, THEREFORE, in consideration of the foregoing recitals, the respective covenants, agreements and obligations contained herein, and the continued employment of the Executive by the Bank, the Bank and the Executive hereby agree as follows:

   Section 1.         Defined Terms.  The following terms shall have the meanings set forth below for purposes of this Agreement:

   (a)     Average Base Salary.  The Executive’s “Average Base Salary” shall mean the average of the Executive’s annual base salary (excluding bonuses, incentive compensation and any other compensation or amounts) paid in the three (3) complete fiscal years preceding the Executive’s last day of employment with the Bank, or in the event that the Executive has been employed by the Bank for less than three (3) complete fiscal years, then the Average Base Salary shall be calculated using the Executive’s average monthly base salary based upon the number of months that the Executive has been employed by the Bank and multiplied by twelve.

    (b)     Cause.  Termination of the Executive’s employment for “Cause” means the termination of the Executive’s employment by the Bank because of any of the following:

 (i)           any incompetence or intentional failure by the Executive in performing his services or carrying out his duties and responsibilities for or on behalf of the Bank; or

 (ii)          any dishonesty, fraud, theft or embezzlement by the Executive; or

 (iii)         any breach of fiduciary duty or willful misconduct involving personal profit by the Executive; or

 (iv)         any willful or knowing violation by the Executive of any law, statute, rule, regulation or government requirement (other than traffic violations or similar offenses) or any final cease and desist order involving the Executive; or

 (v)          any material and intentional noncompliance by the Executive with any provision of any employee handbook, code of conduct or ethics, corporate governance guidelines or any rule, policy or procedure of the Bank as are currently in effect or as may hereafter be in effect from time to time; or

 (vi)         any material breach by the Executive of any provision of this Agreement.

   (c)     Change in Control.  “Change in Control” means the occurrence subsequent to the date of this Agreement of any of the following relating to the Company or the Bank: (i) an acquisition of control of the Company or the Bank within the meaning of the Home Owners’ Loan Act of 1933 and 12 C.F. R. 574, as amended; (ii) an event that would be required to be reported in response to Item 5.01 of Form 8-K or Item 6(e) of Schedule 14A of Regulation 14A pursuant to the Securities and Exchange Act of 1934 Act, as amended (“1934 Act”), or any successor statute, whether or not any class of securities of the Company is registered under the 1934 Act; (iii) any Person or group of Persons is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the 1934 Act), directly or indirectly, of securities of either the Company or the Bank representing 25% or more of the combined voting power of the Company’s or the Bank’s then outstanding securities; or (iv) during any period of thirty-six consecutive months, individuals who at the beginning of such period constitute the Board of Directors of the Company or the Bank cease for any reason to constitute at least a majority thereof unless the election, or the nomination for election, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period and, in such case, each new director so approved will be considered for purposes of this section to have been a director at the beginning of such period.

   For purposes of the definition of “Change in Control,” (A) a Person or group of Persons does not include the CFS Bancorp, Inc. Employee Stock Ownership Plan Trust which forms a part of the CFS Bancorp, Inc. Employee Stock Ownership Plan (the “ESOP”), any other employee benefit plan of the Company or the Bank, or any subsidiary or affiliate of the Company or the Bank, and (B) the outstanding securities of the Company shall include all shares of common stock owned by the ESOP, whether allocated or unallocated to the accounts of participants thereunder.

   (d)     Disability.  “Disability” means the termination of the Executive’s employment with the Bank because of any physical or mental impairment, incapacity or condition of the Executive such that the Executive is substantially limited, with or without accommodation, in being able to perform the essential functions of his duties and responsibilities for or on behalf of the Bank (as reasonably determined by the Bank) for at least sixty (60) days (whether consecutive or non-consecutive days) during any twelve (12) month period.  A Disability may, but is not required to, be evidenced by a signed, written opinion of an independent, qualified medical doctor selected by the Board of Directors or the Chief Executive Officer of the Bank and paid for by the Bank.  The Executive hereby agrees to make himself promptly available for examination by such medical doctor upon reasonable request by the Board of Directors or the Chief Executive Officer of the Bank and consents to provide promptly the results of such examination and any diagnosis to the Bank.  Nothing in this Section is intended to be in violation of the Americans with Disabilities Act.

   (e)    Executive Officers.  “Executive Officers” shall mean those employees of the Bank who hold the title of Senior Vice President or above.

   (f)    Good Reason.  “Good Reason” means the occurrence of any of the following events:

(i)           a material reduction by the Bank, without the Executive’s written consent, in the Executive’s duties, responsibilities or authority concurrently with, or during the two (2) year period immediately following, a Change in Control as compared to that in effect on the day immediately preceding the Change in Control; provided, however, that a temporary reduction in the Executive’s duties, responsibilities or authority during any period that the Executive is on vacation, using paid time off or on leave of absence in accordance with the policies and procedures of the Bank shall not constitute a diminution of his duties, responsibilities and authority; and provided further, however, that layoffs or terminations following a Change in Control of employees who directly report to the Executive shall not constitute a diminution of his duties, responsibilities and authority; or

(ii)           a material diminution by the Bank, without the Executive’s written consent, in the Executive’s job title(s) concurrently with, or during the two (2) year period immediately following, a Change in Control as compared to the Executive’s job title(s) held on the day immediately preceding the Change in Control; or

(iii)          a material reduction by the Bank, without the Executive’s written consent, of his annual base salary concurrently with, or during the two (2) year period immediately following, a Change in Control as compared to his annual base salary in effect on the day immediately preceding the Change in Control; provided, however, that any reduction by the Bank in the Executive’s annual base salary concurrently with or following a Change in Control shall not constitute Good Reason so long as a majority of all Executive Officers shall also receive a reduction in their respective annual base salaries as part of across-the-board salary reductions at the Bank and, further, so long as the percentage reduction in the Executive’s annual base salary shall not be greater than the average of the percentage reductions in the annual base salaries of all other Executive Officers as a group; or

(iv)          a requirement by the Bank, without the Executive’s written consent, that the Executive perform his principal job duties and responsibilities concurrently with, or during the two (2) year period immediately following, a Change in Control at a location that is more than thirty (30) miles from the location at which the Executive performs his principal job duties and responsibilities on the day immediately preceding the Change in Control; or

(v)           any failure by the Bank to obtain the express written assumption of this Agreement, and the obligations hereunder, by the successor to the Bank concurrently with a Change in Control.

  The Executive must notify the Bank in writing within sixty (60) days of the initial existence of the circumstances giving rise to a termination of the Executive’s employment hereunder for Good Reason.  The Bank shall then have thirty (30) days following the effectiveness of such notice during which it may cure such circumstances and, if so cured, shall not be required to make any change in control payments hereunder.

  (g)     Person.  “Person” means any natural person, proprietorship, partnership, corporation, limited liability company, organization, firm, business, joint venture, association, trust or other entity and any government agency, body or authority.

  Section 2.         Term; Employment Status; Compensation.

  (a)     Term of Agreement.  The initial term of this Agreement shall be for a period of one (1) year commencing as of the date hereof.  Within sixty (60) days prior to the first anniversary of the date of this Agreement and within sixty (60) days prior to each subsequent one (1) year anniversary thereafter, the Board of Directors of the Bank shall review this Agreement and determine whether the term of this Agreement shall be extended for a period of one (1) year in addition to the then-remaining term.  The Board of Directors shall promptly notify the Executive in writing as to whether it has determined to extend further the term of this Agreement.  If the Board of Directors determines not to extend further the term of this Agreement, then this Agreement shall terminate and be of no further force or effect, except as expressly set forth herein, at the end of the then-existing term, and the Executive’s employment with the Bank shall continue to be on an employee-at-will basis.  Reference herein to the term of this Agreement shall refer to both such initial term and any extended terms.

  As part of the review by the Board of Directors of the Bank on at least an annual basis whether to permit extensions of the term of this Agreement, the Board shall consider all factors that it deems relevant, including without limitation the Bank’s continued need for this Agreement and the covenants of the Executive herein.

  If the Board of Directors of the Bank provides written notice to the Executive that the term of this Agreement shall not be further extended, such event shall not, in and of itself, constitute Good Reason or a termination of the Executive’s employment by the Bank.  In the event of a termination of the Executive’s employment by either the Bank or the Executive prior to the occurrence of a Change in Control or in the event that the term of this Agreement shall have expired after the Bank has provided notice that the term shall not be extended, then no change in control payments shall be payable to the Executive hereunder, but Sections 3(c)(iv), 4, 5(a), 5(b), 5(d), 5(e), 5(f), 5(g), 6, 7 and 8 hereof shall survive such termination of employment or expiration of the term of this Agreement, as the case may be, and shall continue in full force and effect and be binding upon the Executive.

  (b)     Employment Status.  This Agreement is not and shall not be construed to be an employment agreement or a guarantee or commitment for continued employment of the Executive by the Bank.  The Executive is and shall at all times be an employee-at-will of the Bank and shall be considered an “exempt employee” for purposes of the Fair Labor Standards Act.  The Executive is employed by the Bank and not the Company.  Neither this Agreement nor anything contained herein shall be construed as affecting or limiting the right of the Bank or the Executive to terminate the Executive’s employment with the Bank at any time for any reason or for no reason.  The Executive understands and agrees that the change in control payments provided in this Agreement are in lieu of any change in control benefits that may otherwise be payable to the Executive under any severance pay policies or practices of the Company or the Bank, and the Executive hereby waives, and shall not be entitled to, any payments or benefits under any such severance pay policies or practices.

        (c)     Compensation.  All matters relating to the employment of the Executive by the Bank (including, but not limited to, base salary; bonuses; equity or other incentive compensation; employee benefits; retirement; profit sharing; health, life, disability and other insurance; expense reimbursement; and vacation, sick and other paid time off, and including the cost and eligibility requirements thereof; and the termination of the Executive’s employment) shall be subject to the plans, programs, employee handbooks, rules, policies and procedures of the Bank as are currently in effect or as may hereafter be established, amended or in effect from time to time.

  Section 3.         Termination of Employment and Payments Following a Change in Control.

  (a)     Termination of Employment Following a Change in Control.  Upon the occurrence of either of the following events during the term of this Agreement, the Executive shall receive the amounts specified in Section 3(b) below:

(i)            the Executive has terminated his employment with the Bank for Good Reason concurrently with, or during the two (2) year period immediately following, a Change in Control; or

(ii)           the Bank has terminated the employment of the Executive concurrently with, or during the two (2) year period immediately following, a Change in Control for any reason other than for Cause or a Disability of the Executive.

  (b)     Payments to the Executive Following a Change in Control.  Subject to Sections 3(c) and 3(d), the Bank shall pay to the Executive the amounts set forth below if either of the events described above in Section 3(a) have occurred:

(i)            Change in Control Payments.  Change in control payments equal to the Executive’s Average Base Salary (calculated as a monthly amount) for a period of twelve (12) months following the Executive’s last day of employment with the Bank.  Each payment shall be treated as a separate payment for purposes of Section 409A of the Internal Revenue Code of 1986, as amended.  The foregoing monthly change in control payments shall be paid beginning on the last day of the month following the month in which the Executive’s last day of employment with the Bank occurs and on the last day of each subsequent month thereafter until all change in control payments have been paid.

(ii)           Retirement Plans.  All amounts that are fully earned and vested and properly payable on or before the Executive’s last day of employment under all retirement plans sponsored by the Company or the Bank in accordance with the provisions of such plans.

(iii)          Other Amounts.  All other amounts that are properly payable to the Executive by the Bank that have not been paid to him on or before his last day of employment.  Such amounts shall be paid to the Executive in accordance with the policies, procedures and/or practices of the Bank.

(iv)          COBRA Coverage.  If the Executive is participating in the Company’s or the Bank’s group health insurance plan at the time that his employment with the Bank is terminated and if the Executive has made an appropriate election to continue such coverage for himself and/or his spouse and legal dependents under the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended (“COBRA”), the Executive shall pay the premiums associated with such continuation group health coverage and the Bank shall reimburse the Executive only for the premiums actually paid by him associated with such continuation coverage until the earlier of (A) the expiration of the period of time that the Executive has elected to receive continuation coverage under the Company’s or the Bank’s group health insurance plan pursuant to COBRA (but, in any event, not to exceed twelve (12) months following his last day of employment with the Bank), or (B) the date on which the Executive becomes eligible to receive health insurance benefits from a new employer or another Person.  The foregoing reimbursement of premiums shall not be paid to the Executive if his employment with the Bank is terminated by the Bank for Cause.

  (c)     Certain Other Matters.  Notwithstanding the foregoing provisions of this Section 3, the following shall apply:

(i)           The Executive (and his spouse and heirs) shall not be entitled to any change in control payments under this Agreement from the Bank in the event of his death.

(ii)           All outstanding awards of cash bonuses, stock options, restricted stock and other incentive compensation (whether cash or equity based) from the Company or the Bank shall vest or be earned and be paid or distributed to, or be exercisable by, as the case may be, the Executive in accordance with the applicable plan or award agreement governing such awards.

(iii)          Upon any termination of the Executive’s employment, the Executive shall execute (and not subsequently rescind or revoke) a release substantially similar to the release attached to this Agreement as Exhibit A as a condition to the Executive receiving any of the amounts set forth in this Section 3.

(iv)          At all times while employed by the Bank and at all times following any termination of his employment, the Executive shall not make or publish any negative or disparaging statements or comments of any kind or character whatsoever about the Company, the Bank, any of their directors, officers, employees or customers or the business, operations, affairs, profitability, strategies or policies of the Company or the Bank.

(v)           If the Executive breaches any provision of this Agreement, whether before or after any termination of his employment with the Bank, or refuses to execute (or rescinds or revokes) the release attached to this Agreement as Exhibit A (or a release substantially similar to the release attached to this Agreement as Exhibit A), then the Bank’s obligation to make any change in control payments or to make any reimbursement for the premiums associated with the COBRA continuation coverage to the Executive under this Section 3 shall terminate immediately without reinstatement of any obligation of the Bank to pay or reimburse, or to resume paying or reimbursing following any cure of a breach, the Executive hereunder.  Notwithstanding any such termination of the Bank’s obligation to pay or reimburse, (A) the covenants and agreements set forth in Sections 3(c)(iv), 4, 5, 6, 7 and 8 hereof shall continue in full force and effect and be binding upon the Executive, (B) the Bank shall be entitled to the remedies specified in Section 7 hereof, among others, and (C) the existence of any claim or cause of action of the Executive against the Bank, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Bank of the covenants contained in Sections 3(c)(iv), 4, 5 or 6.

  (d)     Delay of Payment under Certain Circumstances.  Notwithstanding the foregoing provisions of this Section, all amounts under this Agreement that (i) are payable to the Executive due to the Executive’s Separation from Service, as described in Treasury Regulation §1.409A-1(h), for a reason other than the Executive’s death, (ii) are payable at a time when the Executive is a “Specified Employee” as defined in Treasury Regulation §1.409A-1(i), and (iii) provide for a “deferral of compensation” as defined in Treasury Regulation §1.409A-1(b) under Sections 6(b) and 6(e), shall be suspended for six (6) months following such Separation from Service.  The Executive shall receive a lump sum payment of the amounts so suspended on the first day following the six-month suspension period, with such lump sum payment being subject to termination as set forth in Section 3(c) above.

  Section 4.         Non-Disclosure; Return of Confidential Information and Other Property.

  (a)     Confidential Information; Non-Disclosure.  At all times while the Executive is employed by the Bank and at all times following any termination of his employment, the Executive shall not (i) directly or indirectly disclose, provide or discuss any Confidential Information with or to any party other than those directors, officers, employees, representatives and agents of the Company, the Bank or any of their subsidiaries or affiliates who need to know such Confidential Information for a proper corporate purpose, and/or (ii) directly or indirectly use any Confidential Information (A) to compete against the Company, the Bank or any of their subsidiaries or affiliates, (B) to the detriment of the Company, the Bank or any of their subsidiaries or affiliates, or (C) for the Executive’s own benefit or for the benefit of any Person other than the Company, the Bank or any of their subsidiaries or affiliates.  The Executive agrees that all Confidential Information is and at all times shall remain the property of the Company, the Bank or any of their subsidiaries or affiliates, as applicable.

  For purposes of this Agreement, the term “Confidential Information” means any and all of the following, whether disclosed to or known by the Executive on, before or after the date of this Agreement:

                        (i)           any and all materials, records, data, documents, lists, information and trade secrets (whether in writing, printed, verbal, electronic, computerized, imaged, on disk, CD, DVD or otherwise) (A) relating or referring in any manner to the business, operations, affairs, financial condition, results of operation, assets, liabilities, revenues, income, deposits, loans, products, estimates, projections, budgets, policies, strategies, techniques, methods, vendors, relationships, customers and/or clients of the Company, the Bank or any of their subsidiaries or affiliates that are confidential, proprietary or not otherwise publicly available (other than by or through the Executive or any other impermissible disclosure), or (B) that the Company or the Bank, or any of their subsidiaries or affiliates has deemed confidential, proprietary or nonpublic; and

(ii)           any and all trade secrets of the Company, the Bank or any of their subsidiaries or affiliates; and

(iii)          any and all copies, summaries, analyses, extracts, documents or information (whether prepared by the Company, the Bank or any of their subsidiaries or affiliates, the Executive or otherwise) which relate or refer to or reflect any of the items set forth in this Section 4(a).

  Notwithstanding the foregoing, the restrictions on the use or disclosure of Confidential Information shall not apply to any information:

(A)          after it has become generally available to the public without breach of this Agreement by the Executive, or

(B)          which, at the time of disclosure by the Executive, was already known to a third party to whom the disclosure was made without breach of this Agreement by the Executive.

  In the event the Executive receives a request to disclose all or any part of the Confidential Information under the terms of a valid and effective subpoena or order issued by a court of competent jurisdiction, the Executive agrees to

(A)          immediately notify the Bank of the existence, terms and circumstances surrounding such a request so that the Bank may consider seeking a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement,

(B)           consult with the Bank on the advisability of taking legally available steps to resist or narrow such request, and

(C)           if disclosure of such information is required, exercise his best efforts to obtain an order or other reliable assurance that confidential treatment will be accorded to such portion of the information which the Bank so designates.

  (b)     Return of Confidential Information and Other Property.  The Executive covenants and agrees (i) to return to the Bank on his last day of employment, at the Bank’s headquarters, all Confidential Information that is still in the Executive’s possession or control on his last day of employment with the Bank or the location of which the Executive knows (including, but not limited to, any Confidential Information contained on the Executive’s personal digital assistant, BlackBerry, mobile telephone and personal or home computer), and (ii) to return to the Bank on his last day of employment, at the Bank’s headquarters, all vehicles, equipment, computers, personal digital assistants, BlackBerrys, mobile telephones, credit cards, keys, access cards, passwords and other property owned or provided by the Company or the Bank that are still in the Executive’s possession or control on his last day of employment or the location of which the Executive knows, and to cease using any of the foregoing on and after his last day of employment.

  Section 5.         Non-Competition and Non-Solicitation.

  (a)     The Executive hereby understands, acknowledges and agrees that, by virtue of his position at the Bank, he has or will have advantageous and competitive familiarity and personal contacts with the customers and clients (wherever located), products, services, strategies and employees of the Company, the Bank and their subsidiaries and affiliates and has and will have advantageous and competitive familiarity with the Confidential Information.  As such, and in view of the highly competitive nature of the business in which the Bank is or may be engaged, the Executive agrees that the covenants set forth in Sections 4, 5 and 6 are reasonable and necessary for the protection of the Bank’s business and the Confidential Information.

  (b)     At all times while the Executive is employed by the Bank, he shall not engage in or compete with, or assist another party in engaging in or competing with (or finance, operate, or control) any banking, financial services or other business, operation, or activity which is conducted or proposed to be conducted by the Company, the Bank or any of their subsidiaries or affiliates (or which is in the same or a similar line of business as, or competes with, the Company, the Bank or any of their subsidiaries or affiliates), nor shall he shall solicit in any manner, seek to obtain, service or accept any business for or on behalf of a party other than the Company, the Bank or their subsidiaries or affiliates relating to the products or services offered or sold by any of them.

  (c)     For a period of one (1) year following his last day of employment with the Bank, the Executive shall not, within a thirty (30) mile radius of any office of the Bank, directly or indirectly, or individually or together with any other Person (as owner, shareholder, investor, member, partner, proprietor, principal, director, officer, employee, manager, agent, representative, independent contractor, consultant, advisor or otherwise), engage in any banking, financial services or other business, operation or activity which is conducted by the Company, the Bank or any of their subsidiaries or affiliates during such one (1) year period (or which is in the same or a similar line of business as, or competes with, the Company, the Bank or any of their subsidiaries or affiliates) or which was conducted, or proposed to be conducted, or actively being developed or pursued by the Company, the Bank or any their subsidiaries or affiliates at any time during the one (1) year period preceding his last day of employment, nor shall the

Executive assist another party in engaging in or competing with (or finance, operate or control) any banking, financial services or other business, operation, activity or similar line of business which is conducted, or proposed to be conducted, or actively being developed or pursued by the Company, the Bank or any of their subsidiaries or affiliates on the Executive’s last day of employment with the Bank, or which was conducted, or proposed to be conducted, or actively being developed or pursued by the Company, the Bank or any their subsidiaries or affiliates at any time during the one (1) year period preceding his last day of employment.

  (d)     For a period of one (1) year following his last day of employment with the Bank, the Executive shall not, directly or indirectly, or individually or together with any other Person, as owner, shareholder, investor, member, partner, proprietor, principal, director, officer, employee, manager, agent, representative, independent contractor, consultant, advisor or otherwise:

(i)           solicit in any manner, seek to obtain, service or accept any business of any Person who is a customer or client of the Company, the Bank or any of their subsidiaries or affiliates relating to products or services offered, or actively being developed, by any of them on the Executive’s last day of employment with the Bank or who was an existing or prospective customer or client of the Company, the Bank or any of their subsidiaries or affiliates at any time during the one (1) year period preceding the Executive’s last day of employment; or

(ii)           contact, or conduct, authorize or approve any advertisement or communication to, any customer or client of the Company, the Bank or any of their subsidiaries or affiliates (A) for purposes of announcing his employment or affiliation with another Person, or (B) in connection with directly or indirectly engaging in any banking, financial services or other business or activity in competition with the business, affairs or interests of (or which is in the same or a similar line of business as) the Company, the Bank or any of their subsidiaries or affiliates; or

(iii)          offer or provide employment, hire or engage (whether on a full-time, part-time, or consulting basis or otherwise) any individual who is an employee of the Company, the Bank or any of their subsidiaries or affiliates on the last day of the Executive’s employment with the Bank or who was such an employee at any time during the one (1) year period preceding the Executive’s last day of employment, nor shall the Executive request or attempt to influence any person who is employed by the Company, the Bank or any of their subsidiaries or affiliates on the Executive’s last day of employment to terminate such employee’s employment with the Company, the Bank or any of their subsidiaries or affiliates; or

(iv)          request, encourage or advise any Person who is a customer, client, vendor or otherwise doing business or having a relationship with the Company, the Bank or any of their subsidiaries or affiliates on the Executive’s last day of employment to terminate, reduce, limit or change their business or relationship with the Company, the Bank or any of their subsidiaries or affiliates.

  (e)     The Executive acknowledges the geographic scope of the business of the Company, the Bank and their subsidiaries or affiliates.  Nevertheless, in the event that any provision of Section 5(c) or Section 5(d) is found by a court of competent jurisdiction to exceed the geographic, time or other restrictions permitted by applicable law, then the court shall have the power to reduce, limit or reform (but not to increase or make greater) such provision to make it enforceable to the maximum extent permitted by law, and such provision shall then be enforceable against the Executive in its reduced, limited or reformed manner.

  (f)     The Bank and the Executive agree that the provisions of this Section 5 shall be severable in accordance with Section 8(e) hereof.

  (g)     The restrictions and covenants contained in this Section 5 shall be deemed not to run during all periods of noncompliance, with the intention of the parties being to have such restrictions and covenants apply during the full periods specified in this Section.

  Section 6.         Intellectual Property.  The Executive understands, acknowledges, and agrees that each and every invention, idea, concept, discovery, improvement, device, design, drawing, sketch, specification, prototype, sample, practice, process, method, technique or product (whether in written or electronic format and whether or not patentable, copyrightable or registerable for trademark protection) made, created, developed, perfected, devised, conceived, worked on or first reduced to practice by the Executive, either solely or in collaboration with others, during the period of the Executive’s employment with the Bank (whether or not during regular working hours) relating, directly or indirectly, to the business, operations, affairs, products, practices, techniques or methods of the Company, the Bank or any their subsidiaries or affiliates (the “Intellectual Property”) is and shall be the exclusive property of the Company, the Bank or any of their subsidiaries or affiliates, as applicable.  The Executive hereby forever, unconditionally and irrevocably releases and relinquishes any and all right, title and interest that he may have in and to the Intellectual Property worldwide and hereby forever, unconditionally and irrevocably assigns to the Company, the Bank or any of their subsidiaries or affiliates any and all of the Executive’s right, title and interest in and to the Intellectual Property worldwide.  At the request and expense of the Company, the Bank or any of their subsidiaries or affiliates, the Executive shall (a) execute any and all assignments, documents and other writings that the Company, the Bank or any of their subsidiaries or affiliates determines are necessary to evidence ownership of the Intellectual Property in the Company, the Bank or any of their subsidiaries or affiliates, (b) execute any and all applications and registrations of the Company, the Bank or any of their subsidiaries or affiliates for patents, trademarks and/or copyrights relating to the Intellectual Property, and (c) assist the Company, the Bank or any of their subsidiaries or affiliates in obtaining any and all patents, trademarks and copyrights that it desires relating to the Intellectual Property.

  Section 7.         Certain Remedies.  The Executive understands and agrees that the Company or the Bank will suffer irreparable damage and injury and will not have an adequate remedy at law in the event of any actual, threatened, or attempted breach by the Executive of any provision of Section 3(c)(iv), 4, 5 or 6.  Accordingly, in the event of a breach or a threatened or attempted breach by the Executive of any provision of Section 3(c)(iv), 4, 5 or 6, in addition to all other remedies to which the Company or the Bank is entitled at law, in equity or otherwise, the Company or the Bank shall be entitled to seek a temporary restraining order, a permanent or temporary injunction and/or a decree of specific performance of any provision of Section 3(c)(iv), 4, 5 or 6.  In addition, in the event of any breach by the Executive of any provision of Section 3(c)(iv), 4, 5 or 6, the Executive shall immediately repay to the Bank all change in control payments already paid to him under Section 3 hereof following his last day of employment, plus interest thereon at 8% per annum until repaid in full and the Bank’s cost of collection and reasonable attorneys fees.  The parties agree that a bond posted by the Bank in the amount of One Thousand Dollars ($1,000) shall be adequate and appropriate in connection with such restraining order or injunction and that actual damages need not be proved by the Bank prior to it being entitled to obtain such restraining order, injunction or specific performance.  The foregoing remedies shall not be deemed to be the exclusive rights or remedies of the Bank for any breach of or noncompliance with this Agreement by the Executive but shall be in addition to all other rights and remedies available to the Bank at law, in equity, or otherwise.

  Section 8.         Miscellaneous.

  (a)     Binding Effect; Assignment.  This Agreement shall be binding upon and inure to the benefit of the Bank and the Executive and their respective heirs, executors, representatives, successors and assigns; provided, however that the Executive may not assign this Agreement, and his rights and obligations hereunder, without the prior written consent of the Bank.  The Bank may, without the consent of the Executive, assign this Agreement, and its rights and obligations hereunder, to (i) the Company or any of its subsidiaries or affiliates, or (ii) any successor of the Company or the Bank or any other third party in connection with any recapitalization, reorganization or Change in Control.  In the event of any such permitted assignment of this Agreement, all references to the “Bank” shall thereafter mean and refer to the assignee of the Bank.

  (b)     Waiver.  A waiver by either party must be in writing signed by the party entitled to grant such a waiver.  The waiver by a party of a breach of or noncompliance with any provision of this Agreement shall not operate or be construed as a continuing waiver or a waiver of any other or subsequent breach or noncompliance hereunder.  The failure or delay of either party at any time to insist upon the strict performance of any provision of this Agreement or to enforce its or his rights or remedies under this Agreement shall not be construed as a waiver or relinquishment of the right to insist upon strict performance of such provision, or to pursue any of its rights or remedies for any breach hereof, at a future time.

  (c)     Amendment.  This Agreement may be amended or modified only by a written agreement executed by both parties hereto.

  (d)     Headings.  The headings in this Agreement have been inserted solely for ease of reference and shall not be considered in the interpretation or construction of this Agreement.

  (e)     Severability.  In case any one or more of the provisions (or any portion thereof) contained herein shall, for any reason, be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal, or unenforceable provision or provisions (or portion thereof) had never been contained herein; provided, however, if any provision of Section 5 of this Agreement shall be determined by a court of competent jurisdiction to be unenforceable because of the provision’s scope, duration, geographic restriction, or other factor, then such provision shall be considered divisible and the court making such determination shall have the power to reduce or limit (but not increase or make greater) such scope, duration, geographic restriction, or other factor or to reform (but not increase or make greater) such provision to make it enforceable to the maximum extent permitted by law, and such provision shall then be enforceable against the appropriate party hereto in its reformed, reduced, or limited form.

  (f)      Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute one and the same agreement.

  (g)     Voluntary Execution; Construction.  The Executive agrees that he has executed this Agreement voluntarily and not as a condition to continued employment with the Bank.  This Agreement shall be deemed to have been drafted by both of the parties hereto.  This Agreement shall be construed in accordance with the fair meaning of its provisions and its language shall not be strictly construed against, nor shall ambiguities be resolved against, either party.  THE EXECUTIVE HEREBY UNDERSTANDS, ACKNOWLEDGES AND AGREES THAT HE HAS NOT RECEIVED ANY ADVICE, COUNSEL OR RECOMMENDATION WITH RESPECT TO THIS AGREEMENT

FROM THE BANK, ANY DIRECTOR, OFFICER OR EMPLOYEE OF THE BANK OR ANY ATTORNEY, ACCOUNTANT OR ADVISOR FOR THE BANK.

  (h)    Entire Agreement.  This Agreement constitutes the entire understanding and agreement between the parties hereto (and supersedes all other prior understandings, commitments, representations, negotiations, and agreements) relating to the subject matter hereof.

  (i)     Governing Law; Venue; Waiver of Jury Trial.  This Agreement shall be governed by and construed in accordance with the laws of the State of Indiana, without reference to any choice of law provisions, principles, or rules thereof (whether of the State of Indiana or any other jurisdiction) that would cause the application of any laws of any jurisdiction other than the State of Indiana.  Any claim, demand, or action relating to this Agreement shall be brought only in a federal or state court of competent jurisdiction in Lake County, Indiana.  In connection with the foregoing, the parties hereto irrevocably consent to the jurisdiction and venue of such court and expressly waive any claims or defenses of lack of jurisdiction of or proper venue by such court.  THE BANK AND THE EXECUTIVE HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TO THE MAXIMUM EXTENT PERMITTED BY LAW ANY AND ALL RIGHT TO A TRIAL BY JURY IN ANY DEMAND, CLAIM, ACTION, SUIT, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR OTHERWISE RELATING TO THIS AGREEMENT.

  (j)     Notices.  All notices and other communications under this Agreement shall be in writing and given by hand delivery, mail, overnight delivery or facsimile transmission and shall be deemed to have been duly given (i) upon delivery by hand (in the Bank’s case, to its Chief Executive Officer); (ii) two (2) business days after deposit in regular United States Mail, first class postage pre-paid (not certified or registered mail); (iii) on the next business day after deposit with a nationally recognized overnight delivery service; or (iv) on the date indicated on the fax confirmation page.  All notices and other communications shall be addressed as follows: if to the Bank, c/o its Chief Executive Officer at its corporate headquarters; and if to the Executive, to his address reflected on the employment records of the Bank; or to such other address as any party hereto may have furnished to the others in writing in accordance herewith.

  (k)    Recitals.  The recitals or “Whereas” clauses contained on page 1 of this Agreement are expressly incorporated into and made a part of this Agreement.

  (l)     Taxes.  All taxes (other than the Bank’s portion of any FICA or other employment taxes, if applicable) on the change in control payments and all other amounts under this Agreement shall be the responsibility of and paid by the Executive.  The Bank shall be entitled to withhold from such change in control payments and other amounts (i) applicable income, FICA, employment and other taxes, and (ii) other appropriate and customary amounts in accordance with the Bank’s established practices in effect from time to time.

  (m)   Payment of Attorneys Fees.  In the event any dispute, claim or litigation arising under or in connection with this Agreement is resolved in favor of the Executive, whether by judgment, arbitration or settlement, the Executive shall be entitled to the payment of all reasonable attorneys fees incurred by him in resolving such dispute, claim or litigation.

  (n)    Regulatory Matters.  Notwithstanding any other provision of this Agreement to the contrary, the following provisions shall be applicable to the Bank and the Executive only if and to the extent that they are required to be included in agreements relating to compensation arrangements between a savings association and its employees pursuant to applicable law or regulation, and shall be controlling in the event of a conflict with any other provision of this Agreement, including without limitation Section 3 hereof:

(i)           any payments made to the Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with Section 18(k) of the Federal Deposit Insurance Act (12 U.S.C. §1828(k)) and the regulations promulgated thereunder, including 12 C.F.R. Part 359;

(ii)           If the Executive is suspended from office and/or temporarily prohibited from participating in the conduct of the Bank’s affairs pursuant to notice served under Section 8(e)(3) or Section 8(g)(1) of the Federal Deposit Insurance Act (“FDIA”) (12 U.S.C. §§1818(e)(3) and 1818(g)(1)), the Bank’s obligations under this Agreement shall be suspended as of the date of service, unless stayed by appropriate proceedings.  If the charges in the notice are dismissed, the Bank may, in its discretion (A) pay the Executive all or part of the compensation withheld while its obligations under this Agreement were suspended, and (B) reinstate (in whole or in part) any of its obligations which were suspended;

(iii)          If the Executive is removed from office and/or permanently prohibited from participating in the conduct of the Bank’s affairs by an order issued under Section 8(e)(4) or Section 8(g)(1) of the FDIA (12 U.S.C. §§1818(e)(4) and (g)(1)), all obligations of the Bank under this Agreement shall terminate as of the effective date of the order, but vested rights of the Executive and the Bank as of the date of termination shall not be affected;

(iv)          If the Bank is in default, as defined in Section 3(x)(1) of the FDIA (12 U.S.C. §1813(x)(1)), all obligations under this Agreement shall terminate as of the date of default, but vested rights of the Executive and the Bank as of the date of termination shall not be affected; and

(v)           All obligations under this Agreement shall be terminated pursuant to 12 C.F.R. §563.39(b)(5) (except to the extent that it is determined that continuation of the Agreement for the continued operation of the Bank is necessary) (A) by the Director of the Office of Thrift Supervision (“OTS”), or his/her designee, at the time the Federal Deposit Insurance Corporation enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 13(c) of the FDIA (12 U.S.C. §1823(c)), or (B) by the Director of the OTS, or his/her designee, at the time the Director, or his/her designee, approves a supervisory merger to resolve problems related to operation of the Bank or when the Bank is determined by the Director of the OTS to be in an unsafe or unsound condition.  Notwithstanding the foregoing, vested rights of the Executive and the Bank as of the date of termination shall not be affected.

[SIGNATURE PAGE FOLLOWS THIS PAGE]

  IN WITNESS WHEREOF, the Bank and the Executive have entered into, executed and delivered this Agreement as of the day and year first above written.

                   /s/ Dale S. Clapp
 Dale S. Clapp

CITIZENS FINANCIAL BANK

By:  /s/ Monica F. Sullivan

Printed:  Monica F. Sullivan

Its:  Corporate Secretary

KD_2339627_6.DOC

EXHIBIT A

RELEASE OF CLAIMS

1.           In consideration of the execution by Citizens Financial Bank (the “Bank”) of that certain Change in Control Agreement (the “Agreement”) dated December _____, 2009 by and between the Bank and the undersigned, Dale S. Clapp (the “Executive”), and for other good and valuable consideration, the Executive hereby irrevocably, unconditionally, and forever releases, waives, discharges and covenants not to sue or make any claim against CFS Bancorp, Inc. (the “Company”), the Bank, each of their subsidiaries and affiliates, the Company’s and the Bank’s respective predecessors and successors, their respective former, present and/or future shareholders, members, owners, directors, officers, employees, managers, fiduciaries, administrators, insurers, attorneys, representatives and agents, and all persons acting by, through, under or in concert with any of them (collectively, the “Released Parties”) for or from any and all complaints, claims, demands, liabilities, obligations, actions, rights of actions and proceedings of any nature whatsoever (including, but not limited to, claims for damages, attorneys fees, interest and costs), whether administrative or judicial, known or unknown, suspected or unsuspected, matured or unmatured, or otherwise, that exist as of (or existed prior to) the date that the Executive signs this Release.  Without limiting the generality of the foregoing, the Executive understands and agrees that this Release includes and constitutes a complete waiver and release by the Executive in all capacities (including, but not limited to, as a shareholder, officer, employee, individual or otherwise), and by his heirs, executors, administrators, representatives, and assigns, of any and all possible claims against each of the Released Parties based upon, arising out of or in any manner related to any salary, commission, bonuses (discretionary or otherwise) and other compensation from the Company, the Bank or any of their subsidiaries or affiliates; any plan, policy, program or promise of compensation from any of the Released Parties; any award of stock options, restricted stock or other equity-based or incentive compensation from the Company or the Bank; the Executive’s employment with or termination of employment by the Bank; wrongful termination or discharge; breach of contract; breach of good faith or fair dealing; infliction of emotional distress; and discrimination based on age, race, sex, religion, national origin, disability, veterans status, sexual orientation, gender identity, or any other claim of employment discrimination, including, but not limited to, claims arising under the following laws and amendments thereto, if any:  the Civil Rights Act of 1866 (42 U.S.C. § 1981), Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Age Discrimination in Employment Act of 1967, the Federal Rehabilitation Act of 1973, the Family and Medical Leave Act, the Fair Labor Standards Act, the Older Workers Benefit Protection Act, the Employee Retirement Income Security Act of 1974; any other federal or state employment law; any federal or state wage and hour laws, and all other similar federal, state or local laws, statutes, rules or regulations; and, in addition, all other tort or contract claims and other theories of recovery.  Notwithstanding the foregoing, this Release does not affect, release or waive any of the Executive’s claims for change in control payments under the Agreement or claims for benefits or payments under any employee benefit plan of the Company or the Bank in accordance with the provisions of any such plan.

2.           This Release shall be construed as broadly and comprehensively as applicable law permits; provided, however, that this Release shall not be construed as releasing or waiving any right that, as a matter of law, cannot be released or waived, including but not limited to any right to file a charge or participate in an investigation or proceeding conducted by the U.S. Equal Employment Opportunity Commission.  Notwithstanding the foregoing, the Executive waives any right to recover monetary remedies in his own behalf in any such investigation or proceeding.

3.           The Executive acknowledges that the Bank has advised him to consult with an attorney of the Executive’s own choice prior to signing this Release and that he has had ample time and adequate opportunity to discuss thoroughly all aspects of this Release with his attorney.

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4.           In the event the Executive is forty (40) years of age or older, the Executive acknowledges that the Bank has advised him that he has a period of twenty-one (21) days to review and consider this Release.  The Executive understands that he may use as much or all of the twenty-one (21) day period as the Executive desires prior to signing this Release.  Upon execution of this Release, the Executive waives any remaining portion of the twenty-one (21) day review period.

5.           In the event the Executive is forty (40) years of age or older, the Executive acknowledges that the Bank has advised him that he may revoke this Release within seven (7) days after signing it.

ANY SUCH REVOCATION MUST BE IN WRITING AND RECEIVED BY THE BANK AT THE FOLLOWING ADDRESS NOT LATER THAN 5:00 P.M. (MUNSTER, INDIANA TIME) ON THE SEVENTH (7TH) DAY FOLLOWING THE DATE OF EXECUTION OF THIS RELEASE:

Attn:  Chief Executive Officer
Citizens Financial Bank
707 Ridge Road
Munster, Indiana 46321

6.           All provisions of this Release are severable from one another.  In case any one or more of the provisions (or any portion thereof) contained in this Release shall, for any reason, be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Release, but this Release shall be construed as if such invalid, illegal, or unenforceable provision or provisions (or portion thereof) had never been contained herein.  This Release shall be governed by and construed in accordance with the laws of the State of Indiana, without reference to any choice of law provisions, principles, or rules thereof (whether of the State of Indiana or any other jurisdiction) that would cause the application of any laws of any jurisdiction other than the State of Indiana.  This Release may not be assigned, terminated or amended without the prior written consent of the Bank (by its Chief Executive Officer).  This Release may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute one and the same document.

IN WITNESS WHEREOF, the undersigned has executed this Release of Claims as of the date indicated below.

____________________________________
 Dale S. Clapp

____________________________________
 (Date)

KD_2339627_6.DOC

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